EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST ANNOUNCES PLANNED SALE OF SELECT-SERVICE HOTEL PORTFOLIO AND OTHER STRATEGIC INITIATIVES

DALLAS, June 26, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today several strategic initiatives. The Company has analyzed numerous strategies to maximize shareholder value with its select-service hotels including: raising private capital and forming a joint venture, a spin-off similar to Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”), holding the select-service assets indefinitely, and/or selling many or all the select-service assets. After a full analysis of the potential strategies and in response to investor feedback, the Company announced today that it intends to immediately commence the process to list for sale a portfolio of approximately 23 select-service hotels that are mostly brand-managed and will take an opportunistic approach to selling the remaining select-service hotels in the future. In addition, the Company will redefine its investment strategy to focus predominantly on upper upscale, full-service hotels. The Company’s advisor, Ashford Inc., may separately pursue sponsoring a select-service platform.
The for-sale 23 select-service hotel portfolio totals 4,308 rooms, is encumbered by approximately $190 million of long term fixed rate debt and approximately $187 million of maturing or floating rate debt for total debt of approximately $377 million. The current trailing 12-month NOI for the portfolio is approximately $44.0 million, and the trailing 12-month RevPAR for the portfolio is approximately $88. It is anticipated that the proceeds from this sale will be redeployed into assets that are consistent with Ashford Trust’s redefined strategy: predominately upper upscale, full-service hotels.
Other strategic initiatives announced today by the Company include:

•	The Company is not planning nor does it expect any future platform spinoffs.

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The Company plans to continue working with the research analysts that follow the Company to update their models to reflect the approximately $1.0 billion of acquisitions that the Company has either closed on or announced year-to-date. Currently, only 3 of 8 analysts have updated their EBITDA and FFO estimates into the consensus estimates for these $1.0 billion of acquisitions.

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The Company continues to target a cash and cash equivalents balance equal to 25-35% of its total equity market capitalization for the following purposes: to cover property-level and corporate-level working capital needs, as a hedge against a downturn in the economy or hotel fundamentals, to be prepared to pursue accretive investments, or for stock buybacks should those situations arise. As of the end of the first quarter, cash and cash equivalents were approximately 31% of total equity market capitalization. Movements in stock price together with acquisitions/dispositions of assets can periodically move this metric out of its ideal zone.

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The Company is currently not contemplating stock buybacks as the Company believes stock buybacks need to provide exceptional returns in order to offset the reduction in float and trading volumes that can negatively impact valuation.

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Recently, as part of filing a new shelf, which was expiring, the Company also filed a new “at the market” equity offering program (“ATM”), which is similar to the ATM that had been in place since 2010. There are no plans at this time to utilize the ATM; however, the Company believes it is appropriate to have this program in place.

•	The Company will continue to target net debt to gross assets of 55% - 60%. As of the end of the first quarter, this metric stood at 58%.

A few facts about the Company:

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As of March 31, 2015, the Company had net working capital of $664 million, including the value of its investments in Ashford Prime and Ashford, Inc., which equates to approximately $5.54 per Ashford Trust fully diluted share.

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Because the Company has 100% non-recourse debt, this positive net working capital accrues to the full benefit of stockholders. At the current stock price of $8.30, this means the Company and its hotel assets are valued at just $2.76 per fully diluted share.

•	The Company is currently trading at a trailing 12-month NOI cap rate of approximately 8.5%. Similar assets are trading in the private market at an approximate trailing 12-month NOI cap rate of 6.75%.

•	The Company intends to take a very proactive approach communicating these strategic initiatives and other facts with investors in the comings months.
“Beginning in November 2013, with the spinoff of Ashford Prime, the Ashford Trust strategy has been evolving. Over the past several months, the management team has been working on further refining the strategy in order to make it simpler to understand and more defined for our investors. We wanted to take this opportunity to clearly communicate to the investor community what our vision for Ashford Trust will be going forward,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “We feel that these changes are another step towards our goal with the Ashford group of companies of having very well-defined, distinct strategies within our investment platforms.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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